Exhibit 3.2


                                 AMENDMENT TO
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                      CERTIFICATE OF LIMITED PARTNERSHIP

                                      OF

                        JONES UNITED KINGDOM FUND, LTD.


         We, the undersigned, desiring to amend the Certificate of Limited Partnership of Jones United Kingdom Fund, Ltd. originally filed in the office of the Secretary of the State of Colorado on December 31, 1991, hereby certify as follows:

         1. Paragraph 1 of the Certificate of Limited Partnership of Jones United Kingdom Fund, Ltd. shall be amended by striking out and eliminating the existing text thereof in its entirety and substituting the following in its place:

         "The name of the limited partnership is South Hertfordshire United Kingdom Fund, Ltd. (the "Partnership")."

         2. Jones Global Funds, Inc., a general partner, has withdrawn its status as general partner, and Fawnspring Limited has been admitted as the new general partner of the Partnership Fawnspring Limited is a company formed under English law and it intends to carry on the business of the former general partner. The location of the principal place of business of the new general partner is Colne House, 21 Upton Road, Watford, Hertfordshire WD1 7EL, England. The general partner may change such place of business in its discretion and may maintain such other offices at any place or places as it deems advisable.

         IN WITNESS WHEREOF, the undersigned have signed and sworn to this Amendment to Certificate of Limited Partnership on the 31st day of January, 1995.

JONES GLOBAL FUNDS, INC.               FAWNSPRING LIMITED



By:  /s/ Elizabeth Steele              By: /s/ William D. Anderson
     ---------------------                 -----------------------
     Elizabeth M. Steele                   William D. Anderson
     Vice President                        Director
                                                                   Exhibit 4.2